STATE OF NORTH CAROLINA
                              UTILITIES COMMISSION
                                     RALEIGH

                             DOCKET NO. G-5, SUB 422

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION


                     In the Matter of
Application of Public Service Company of North            )   ORDER APPROVING
Carolina, Incorporated for Authority to Issue and Sell    )   SALE OF SECURITIES
up to $300,000,000 of Senior Unsecured Debt Securities    )


     BY THE COMMISSION: Public Service Company of North Carolina, Incorporated (PSNC or the Company) filed an Application on September 13, 2001 wherein the Company requests Commission authority to issue and sell up to $300,000,000 principal amount of senior unsecured debt (Senior Debt) securities, in one or more series. The Company proposes to issue and sell the Senior Debt, from time to time, either through underwriters or dealers, through agents or directly to a limited number of purchasers or to a single purchaser, pursuant to the terms and conditions of underwriting, selling agency or sales agreements to be entered into by and between the Company and the underwriter agent or purchaser (the Purchaser).

     This matter was presented to the Commission for its consideration at the Commission's weekly Staff Conference on October 8, 2001. Based upon the verified Application and the exhibits attached thereto, information in the Commission's public files and records, and matters which may be judicially noticed, the Commission now makes the following

                                FINDINGS OF FACT

     1. PSNC is a corporation duly organized under the laws of the State of South Carolina having its principal office and place of business in North Carolina in Gastonia, North Carolina. PSNC operates a natural gas pipeline system for the transportation, distribution, and sale of natural gas within a franchised area consisting of all or parts of twenty-eight (28) counties in central and western North Carolina as designated in PSNC's certificates of public convenience and necessity issued by this Commission.

     2. PSNC is engaged in providing natural gas utility service to the public and is a "public utility," as defined in G.S. 62-3(23), subject to the jurisdiction of this Commission pursuant to G.S. 62-2.

     3. PSNC has constructed, and will continue to construct, facilities to receive, transmit, distribute, deliver, and sell natural gas to residential, commercial, industrial, and other consumers of natural gas within PSNC's service territory. PSNC's current and continuing construction program consists of the construction of new facilities to extend natural gas service to new customers and to maintain service to existing customers.

     4. PSNC requests permission and authorization to issue and sell, from time to time, Senior Debt in a principal amount up to $300,000,000 in one or more series. This debt will be issued and sold either through underwriters or dealers, through agents or directly to a limited number of purchasers or to a single purchaser pursuant to underwriting, selling agency or sales agreements to be entered into by and between PSNC and the Purchaser. PSNC filed a proposed form of such an agreement with its Application in this proceeding. PSNC will issue and sell the Senior Debt no earlier than the times when PSNC determines that market conditions are favorable.

     5. This Senior Debt will be comprised of the senior debt securities having an aggregate principal amount of $300,000,000 contemplated by a shelf registration statement filed with the Securities and Exchange Commission (SEC) on Form S-3.

     6. This Senior Debt will be issued without coupons in denominations of $1,000, or any multiple thereof. The principal amount of Senior Debt which may be issued under this application is limited to $300,000,000. The interest rate on this Senior Debt, and other terms and conditions, will be determined at the time or times that PSNC issues debt under the authorization granted herein. In the event of default in the payment of principal or interest on any of this Senior Debt, the remedies and provisions set forth in the Company's Indenture dated as of January 1, 1996, as supplemented, will apply.

     7. PSNC's capital stock as of June 30, 2001 consisted solely of Common Stock without par value. PSNC is authorized to issue 1,000 shares of Common Stock, and had 1,000 shares outstanding as of June 30, 2001, all of which were held beneficially and of record by SCANA Corporation.

     8. PSNC's long-term debt, including current maturities, as of June 30, 2001, consisted of senior unsecured debentures of various maturity dates extending from 2004 to 2026, in various principal amounts outstanding. The total principal amount outstanding is $299,200,000.

     9. PSNC requests permission and authorization to issue the Senior Debt to finance construction, repay short-term debt and for general corporate purposes. Furthermore, the utility service that PSNC renders will be materially promoted by the transactions proposed herein, and PSNC's ability to provide that utility service may be impaired in the absence of permission and authorization to undertake the transactions contemplated and to issue and sell the Senior Debt as described above.

                                   CONCLUSIONS

     Based upon the foregoing Findings of Fact and from a review and study of the Application, its supporting data, and other information in the Commission's files, the Commission is of the opinion and so concludes that the transactions herein proposed are:

     (a)  for lawful purposes within the corporate purposes of PSNC;
     (b)  compatible with the public interest;
     (c) necessary and appropriate for and consistent with PSNC's ability to provide adequate utility service to the public and will not impair its ability to provide that service; and
     (d)  reasonably necessary and appropriate for such purposes.

     IT IS, THEREFORE, ORDERED as follows:

     1. PSNC is authorized and permitted to issue and sell, from time to time, up to $300,000,000 of Senior Debt as described and requested in PSNC's Application. PSNC shall file all executed underwriting, selling agency or sales agreements with the Commission as soon as they are available.

     2. PSNC is authorized to incur and pay the estimated fees and expenses in connection with each issuance and sale of Senior Debt (including fees paid to the rating agencies) under the authorization granted herein. PSNC is further authorized to amortize the actual fees and expenses associated with each issuance and sale of Senior Debt over the life of such Senior Debt under the authorization granted herein. Within sixty (60) days after each issuance and sale of such Senior Debt, PSNC will file with the Commission, in duplicate, a statement listing all fees and expenses actually incurred with respect to each issuance and sale of such Senior Debt.

     3. Within sixty (60) days after each issuance and sale of Senior Debt under the authorization granted herein, PSNC shall file with this Commission, in duplicate, a verified report of actions taken and transactions consummated pursuant to the authority granted herein. Such report shall contain the following information and data:

     (a)  date of sale;
     (b)  principal amount sold;
     (c)  the stated interest rate;
     (d)  the offering price to the public or purchaser;
     (e)  the underwriters', agents' or sales commissions and fees;
     (f)  the net cost to PSNC;
     (g) other direct expenses related to the issuance and sale of such Senior Debt;
     (h) if any of the proceeds are to be used to redeem existing securities, the docket number of the proceeding in which the securities to be redeemed were authorized and the savings, if any, in interest or dividend rate to be realized from the redemption transaction being reported;
     (i) a copy of the executed underwriting, selling agency or sales agreement and any additional supplemental indenture (each in final form) for each sale of the Senior Debt authorized herein as soon as such agreements are available; and
     (j) such additional information regarding each such issuance and sale as may be relevant.

     4. This proceeding is continued on the docket of the Commission, without delay, for the purpose of receiving the reports as required above herein. Further, the Commission's approval in this docket does not restrict the Commission's right to review and, if deemed appropriate, adjust PSNC's cost of capital or expense levels for ratemaking purposes for the effect of these securities.

     ISSUED BY ORDER OF THE COMMISSION.

     This the 10th day of October, 2001.

                                          NORTH CAROLINA UTILITIES COMMISSION


                                          Geneva S. Thigpen, Chief Clerk